SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PHOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 26, 2015
________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Chrysler Boardroom at the Grand Hyatt New York, 109 E 42nd Street, Park Avenue at Grand Central Terminal, New York, NY 10017, at 9:00 a.m. Eastern Time, for the following purposes:

1)	To elect 6 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 1, 2015; and

3)	To approve, by non-binding advisory vote, the compensation of our named executive officers;

The shareholders will also act on any other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 17, 2015, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. A list of those shareholders entitled to vote at the Annual Meeting will be available for inspection by any of our shareholders for any purpose germane to the Annual Meeting during regular business hours at Photronics principal executive offices 20 days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE OR AUTHORIZE THE VOTING OF YOUR SHARES BY INTERNET OR TELEPHONE PRIOR TO THE DEADLINE SPECIFIED ON YOUR PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

We thank you for your continued support.

Shareholders planning on attending the meeting in person should bring photo identification.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
General Counsel and Secretary

March 2, 2015

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
______________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on March 26, 2015

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders to be held on March 26, 2015, at 9:00 a.m. Eastern Time at the Chrysler Boardroom at the Grand Hyatt New York, 109 E 42nd Street, Park Avenue at Grand Central Terminal, New York, NY 10017 or any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about March 2, 2015. Our Annual Report on Form 10-K for the fiscal year ended November 2, 2014, as filed with the Securities and Exchange Commission (“SEC”) is included in the Annual Report to Shareholders being made available to our shareholders with this proxy statement.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” Proposals 1, 2, and 3, and at their discretion on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use. Such revocation would be effective upon either (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 17, 2015, are entitled to notice of and to vote at the Annual Meeting. As of February 17, 2015, there were 66,444,095 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 6 members of the Board of Directors; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending November 1, 2015) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; (3) Proposal 3 (Executive Compensation) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the non-binding advisory resolution approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the narrative disclosure included in this proxy statement. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will be considered as present but will not be considered as votes for the matters as to which the shares are not voted.

Neither the approval nor the disapproval of Proposal 3 will be binding on the Company or the Board of Directors or will be construed as overruling a decision by the Company or the Board of Directors. Neither the approval nor the disapproval of Proposal 3 will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Company will consider the results of this advisory vote in making future decisions on the Company’s compensation policies, and the compensation of the Company’s named executive officers.

Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Of the three proposals listed in the Notice of Annual Meeting of Shareholders only the ratification of our independent registered public accounting firm under Proposal 2 is considered a routine matter.

Shareholders who hold their shares through a broker (in “street name”) must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker.

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to long-term performance and periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted.

●Related Party Transaction Policy. Our Audit Committee is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our shareholders.

●Executive Sessions. The Company’s Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Chairman and Chief Executive Officer.

●Shareholders Rights Plan Policy. The Company does not have a shareholders rights plan and is not currently considering adopting one. The Board of Directors’ position is that it will only adopt a shareholders’ rights plan if the Board of Directors determines that it is in the best interests of the Company, taking into consideration all factors that it deems advisable and appropriate.

BOARD OF DIRECTORS’ POLICIES AND COMMITTEE CHARTERS

The Company has adopted a code of ethics and corporate governance policy to assist the Board and its committees in the exercise of their responsibilities. The code of ethics and corporate governance policy apply generally to the Board and the Company’s named executive officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. The Company’s code of ethics and Board committee charters can be found on the Company’s website at www.photronics.com.

The number of directors on our Board is not permitted to be less than three or more than fifteen members under our bylaws. Currently, the Board has fixed the number of directors at six members. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders, in each case upon the recommendation of the Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

BOARD LEADERSHIP STRUCTURE

The Board of Directors believes that the current Board leadership structure, in which the roles of Chairman and Chief Executive Officer are held by one person, is appropriate for the Company and its shareholders at this time. The current Board leadership structure is believed to be appropriate because it demonstrates to our employees, suppliers, customers, and other shareholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing the Company’s operations. Currently, having the founder serve as Chairman and Chief Executive Officer has been an effective and successful approach for the Company. However the Company may adopt a different approach in the future.

The Board also has a Lead Independent Director. Mr. Fiederowicz serves as Lead Independent Director. Mr. Fiederowicz’s duties include the following: chair any meeting of the independent directors in executive session; facilitate communications between other members of the Board and the Chairman of the Board/Chief Executive Officer (however, each director is free to communicate directly with the Chairman of the Board/Chief Executive officer); monitor, with the assistance of the General Counsel, communications from shareholders.

The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

THE BOARD OF DIRECTOR’S ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or the full Board; risks related to related party transactions are overseen by the Audit Committee and compensation risks are overseen by the Compensation Committee. Management regularly reports on enterprise risks to the relevant committee or the Board. Additional review or reporting on enterprise risk is conducted as needed or as requested by the Board or relevant committee.

COMPENSATION RELATED RISK

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material effect on the Company. Incentive award targets and opportunities are reviewed annually allowing the Compensation Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk taking.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 17, 2015, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each named executive officer in the summary compensation table set forth below; and (iv) all directors and currently employed executive officers of the Company as a group.

	Amount and Nature of		Percentage of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)		Class
Waddell & Reed Financial, Inc.	7,326,026		11.00%	(3)
6300 Lamar Avenue
Overland Park, KS 66202
Donald Smith & Co., Inc.	6,239,283		9.40%	(4)
152 West 57th Street
New York, NY 10019
Dimensional Fund Advisors	5,247,263		8.50%	(5)
Palisades West, Building One
6300 Bee Cove Road
Austin, Texas 78746
Barrow, Hanley, Mewhinney & Strauss, LLC	4,022,853		6.51%	(6)
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761
Black Rock, Inc.	3,630,506		5.90%	(7)
40 East 52nd Street
New York, NY 10022
Richelle Burr	110,572	(8)	*
Walter M. Fiederowicz	78,250	(8)	*
Joseph A. Fiorita, Jr.	217,400	(8)(9)	*
Liang-Choo Hsia	50,000	(8)	*
Soo Hong Jeong	390,025	(8)
Peter Kirlin	193,750	(8)	*
Constantine S. Macricostas	1,031,690	(8)(10)	1.55%
George Macricostas	61,250	(8)	*
Christopher J. Progler	248,175	(8)	*
Sean T. Smith	315,006	(8)	*
Mitchell G. Tyson	130,500	(8)	*
Directors and Named Executive Officers as a group (11 persons)	2,826,618	(11)	4.25%

* Less than 1%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	According to Schedule 13G/A filed February 13, 2015, Waddell & Reed Financial, Inc. had sole voting and dispositive power over 7,326,026 shares of Common Stock as of December 31, 2014.

(4)	According to Schedule 13G filed February 3, 2015, Donald Smith & Co., Inc. had sole voting and dispositive power over 6,239,283 shares of Common Stock as of December 31, 2014.

(5)	According to Schedule 13G/A filed on February 5, 2015, Dimensional Fund Advisors, had sole voting and dispositive power over 5,247,263 shares of Common Stock as of December 31, 2014.

(6)	According to Schedule 13G filed February 10, 2015, Barrow, Hanley, Mewhinney & Strauss, LLC had sole voting and dispositive power over 4,022,853 shares of Common Stock as of December 31, 2014.

(7)	According to Schedule 13G/A filed February 2, 2015, Black Rock, Inc. had sole voting and dispositive power over 3,630,506 shares of Common Stock as of December 31, 2014.

(8)	Includes shares of Common Stock subject to stock options exercisable as of February 17, 2015, (or within 60 days thereof), as follows: Ms. Burr: 58,813; Mr. Fiederowicz: 66,250; Mr. Fiorita: 70,000; Dr. Hsia: 10,000; Dr. Jeong: 210,625; Dr. Kirlin: 122,750; Mr. Constantine Macricostas: 466,875; Mr. George Macricostas: 12,500; Dr. Progler 203,875; Mr. Smith: 211,875; and Mr. Tyson: 50,000.

(9)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(10)	Includes 34,568 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership.

(11)	Includes the shares listed in notes (8), (9) and (10) above.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated 6 directors to be elected at the 2015 Annual Meeting to serve for a one year term. Each of the 6 directors of the Company that is elected at the Annual Meeting will serve until the 2016 Annual Meeting of Shareholders or, if earlier, until their successors are elected and qualified. Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

The Company is open and receptive to shareholder communication. If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name		Position with the
and (Age)	Director Since	Company
Walter M. Fiederowicz	1984	Director
(68 years)

Joseph A. Fiorita, Jr.	1987	Director
(70 years)

Dr. L. C. Hsia	2012	Director
(66 years)

Constantine S. Macricostas	1974	Chairman of the
(79 years)		Board

George Macricostas	2002	Director
(45 years)

Mitchell G. Tyson	2004	Director
(60 years)

Messrs. Fiederowicz, Fiorita, Hsia, and Tyson qualify as being independent under applicable NASDAQ Global Select (“NASDAQ”) rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement, in light of the Company’s business and structure.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. Mr. Fiederowicz is Chairman of the Compensation Committee and Vice Chairman of the Audit Committee. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally. Through his service on the boards of other companies, he has gained extensive experience in leadership, risk oversight and corporate governance matters. Mr. Fiederowicz brings leadership, extensive business and financial experience to the Board.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm with offices located in Danbury and Southbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee and Vice Chairman of the Compensation Committee. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules. Mr. Fiorita brings to the Board of Directors broad experience in corporate finance and is highly qualified in the fields of accounting and internal controls, both of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other companies, he has gained additional experience in risk management and corporate governance.

Liang-Choo Hsia, was formerly Senior Vice President and Senior Technical Advisor at Global Foundries. He joined Global Foundries as a result of the acquisition of Chartered Semiconductor Manufacturing where, for over ten years, he played a pivotal role in defining roadmaps for advanced node migration and oversaw the company’s participation in the Joint Development Alliance with IBM for advanced manufacturing at the 22/20nm nodes. He joined Chartered after serving for three years as Director of Technology Development of United Microelectronics Corporation in Taiwan. Prior to that, he spent over a decade with IBM as an advisory scientist in various divisions. Dr. Hsia has authored or co-authored over 100 papers and over 50 patents. He resides in Taiwan and has offices in Taiwan and Singapore. Dr. Hsia is a member of the investment committee, Semi Taiwan, he also serves as a Director on the Board of Everam, Inc. Taiwan, a mobile DRAM design house and on the Board of Sequia Microelectronics Corp., Taiwan, a design house for LED power supply chips. Dr. Hsia is Chairman of the Strategic Planning and Technology Development Committee and is a member of the Nominating Committee. Dr. Hsia brings an in depth knowledge and wealth of experience in the industry to the Board.

Constantine S. Macricostas is Chairman of the Board and Chief Executive Officer. On July 20, 2008, Mr. Macricostas assumed the responsibility of Interim Chief Executive Officer and on April 3, 2009 he became Chief Executive Officer and President. From February 23, 2004 to June 7, 2005, Mr. Macricostas also served as Chief Executive Officer. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”). Mr. Macricostas is the father of George Macricostas. Mr. Macricostas’ knowledge of the Company and its operations as well as the industry is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and experience in the industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management and corporate governance, each of which provides great value to the Board of Directors.

George Macricostas is Chairman of the Board, Chief Executive Officer, President and a founder of RagingWire Data Centers, Inc., a company that provides secure data center infrastructure and managed information technology services to data intensive enterprises. Mr. Macricostas is a member of the Strategic Planning and Technology Development Committee of the Company. Mr. Macricostas is a member of the Board of Directors of the Jane Goodall Institute, and was a finalist in the 2007 Ernst and Young Entrepreneur of the Year program. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2010, Mr. Macricostas was Chief Executive Officer of RagingWire. Prior to the founding of RagingWire, from February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure. Mr. Macricostas is the son of Constantine S. Macricostas. Mr. Macricostas brings over 23 years of technical and business management experience in operations and information technology to the Board of Directors. Through his service on the Board, he has gained additional experience in risk management and corporate governance. Mr. Macricostas brings industry, risk management, leadership and business experience to the Board.

Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry, government and corporate boards of directors. He is also an Adjunct Professor at the Brandeis International Business School, a partner in the Clean Energy Venture Group, and chair of the New England Clean Energy Council. He serves on the Board of the Massachusetts Technology Collaborative and Bigbelly, Inc. a supplier of enterprise waste management and urban connectivity solutions. Until October 2010 he was the Chief Executive Officer and a Director of Advanced Electron Beams. Prior to joining Advanced Electron Beams in 2005, Mr. Tyson was a corporate consultant and lecturer. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services to the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company. Mr. Tyson brings leadership and extensive business experience as well as finance expertise to the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 6 times during the 2014 fiscal year. During fiscal 2014, each director attended all (100%) of the regular meetings of the Board of Directors and 75% of committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Compensation, Nominating and Strategic and Technology Development Committees. Members of the Audit, Compensation and Nominating Committees are comprised of independent, non-employee directors.

The Audit Committee’s functions include the appointment of the Company’s independent registered public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are the members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ and SEC rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 8 meetings during the 2014 fiscal year.

The Compensation Committee’s functions include establishing the compensation levels for our executive officers and overseeing compensation policies and programs for the executive officers of the Company and administration of the Company’s equity and stock plans. This includes setting corporate goals and objectives relevant to compensation of our executive officers and evaluating performance against these goals and objectives. The Committee also reviews and makes recommendations to the Board with respect to director compensation. Members of management, including our Chief Executive Officer, President, our Chief Financial Officer, our Vice President of Human Resources and our Vice President and General Counsel participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management assist the Committee in understanding the Company’s business plan and long term strategic direction, developing the performance targets for our performance-based compensation and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management regarding executive compensation, the ultimate decision on executive compensation is made solely by the Compensation Committee, and the decision regarding the Chief Executive Officer’s compensation is made by the Compensation Committee without the presence of the Chief Executive Officer. Messrs. Fiederowicz and Fiorita are the members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 5 meetings during the 2014 fiscal year.

The purpose of the Strategic Planning and Technology Development Committee is to assist the Board of Directors with planning and directing the Company towards its vision and strategic goals. The Strategic Planning and Development Committee met 6 times in fiscal 2014. Dr. Hsia and Mr. George Macricostas are the members of the Strategic Planning and Technology Development Committee.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Mr. Tyson and Dr. Hsia are the members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 2 meetings during the 2014 fiscal year.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, the highest ethical standards, the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of semiconductors and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. The Nominating Committee also considers the diversity of backgrounds and expertise represented in the Board’s composition and whether a nominee is qualified to serve may depend in part on the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Nominating Committee evaluates candidates in the same manner, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any Director nominations from a shareholder for the Annual Meeting.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board or the individual Directors on a periodic basis.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the Annual Meeting attended the 2014 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee also undertakes a written performance evaluation of the Committee on an annual basis.

For the fiscal year ended November 2, 2014, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with Audit Committees) as amended, as adopted by PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirement of PCAOB regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm’s independence from the Company and its management. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and Deloitte & Touche LLP’s related opinions. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of Deloitte & Touche LLP and concluded that the independence of Deloitte & Touche LLP was not compromised by the provision of such services. The Audit Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2014 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee has a formal procedure for reviewing complaints and inquiries about accounting and auditing matters and violations of Company policy.

This report is submitted by:

Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

Fees Paid to the Independent Registered Public Accounting Firm

For the fiscal years ended November 2, 2014 and November 3, 2013, the aggregate fees for professional services rendered by Deloitte & Touche LLP were as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees (a)	$1,139,778	$1,031,323
Audit-Related Fees (b)	336,529	132,300
Tax Fees (c)	49,525	247,309
All Other Fees	0	0

Total	$1,525,832	$1,410,932

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by Deloitte & Touche LLP.

(b)	Represents assurance and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

EXECUTIVE OFFICERS

The names of the executive officers (the “Named Executive Officers”) of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

		Served as an
Name		Executive Officer
and Age	Position	Since
Richelle E. Burr, 51	Vice President,	2010
	General Counsel
	and Secretary

Peter S. Kirlin, 54	President	2008

Constantine S. Macricostas, 79	Chief Executive	2008
	Officer

Christopher J. Progler, 51	Vice President,	2004
	Chief Technology
	Officer and
	Strategic Planning

Sean T. Smith, 54	Senior Vice	2000
	President and
	Chief Financial
	Officer

Richelle E. Burr joined Photronics in 2003 as Corporate Counsel. She was promoted to Vice President, Associate General Counsel in 2008 and was appointed Secretary in April of 2009 prior to her appointment as General Counsel in January 2010.

Dr. Peter S. Kirlin was appointed President of the Company in September of 2013. He joined Photronics in August, 2008 as Senior Vice President, US and Europe.

Constantine S. Macricostas has served as Chief Executive Officer and President since April 3, 2009. In September of 2013, Dr. Kirlin was appointed President of the Company and Mr. Macricostas remains as Chairman of the Board and Chief Executive Officer. He served as Interim Chief Executive Officer from July 20, 2008 to April 3, 2009. From February 23, 2004 to June 7, 2005, he also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997.

Dr. Christopher J. Progler became an executive officer on June 21, 2006. Dr. Progler has been employed by Photronics since 2001 starting with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. In 2011 Dr. Progler assumed the added responsibility of Strategic Planning for the Company. Dr. Progler is a Fellow of SPIE - The International Society of Optics and Photonics. He serves on management boards of MP Mask, PDMC, Inpria and IMS nanofabrication. He also serves on technical advisory boards for MP Mask and the Cymer Laser division of ASML.

Sean T. Smith was promoted to Senior Vice President and Chief Financial Officer on January 25, 2005. He was promoted to Vice President and Chief Financial Officer in March 2002 after serving as Vice President and Controller. He joined Photronics in April 2000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal year 2014 or at any other time, and neither of them have interlocking relationships as described in Item 407 of Regulation S-K. The Compensation Committee is responsible for setting and administering the policies governing compensation of our executive officers. The Compensation Committee reviews and approves, among other things, overall annual performance for the Named Executive Officers (identified in the Summary Compensation Table) as well as all participants in the Company’s 2011 Executive Incentive Compensation Plan (“2011 EICP”).

The following report provides information about our compensation programs and policies as well as the outcomes and achievements that resulted in the delivery of compensation to our Named Executive Officers. Specific 2014 compensation information for our CEO, President and other Named Executives Officers will be outlined in a series of tables following this report.

Summary
In 2014 we successfully completed a joint venture in Taiwan (“PDMC”). The joint venture made us stronger and brings a superior merchant capability to Taiwan. We also restructured our loan agreement, continued to pay down debt and strengthened our financial position. We continued to invest and deploy advanced lithography equipment across our strategically located high-end facilities. We are now the leading edge integrated circuit photomask merchant in the world and we believe we now have more sub-20nm capability and capacity than all our competitors combined.

These investments and achievements were accomplished while continuing to strengthen our financial foundation. We ended the year with net cash of $51 million, up $29 million from fiscal year end 2013. We were profitable and continued to generate cash. Revenues increased 8% to $455.5 million with high-end integrated circuit revenues up 30% to $104 million. Flat panel display revenues were up slightly to $103 million as we were challenged for capacity at the high-end. Mainstream revenues for integrated circuit and flat panel display were both up year-over-year.

Our compensation program for our named executive officers received support of approximately 94% of the votes cast at our 2014 Annual Meeting. Based on the effectiveness of our compensation program and in consideration of this year’s and prior year’s approval, the Compensation Committee decided to continue the foundation and fundamentals of the compensation structure for 2014.

Compensation Philosophy

The Company’s compensation philosophy is that rewarding the Company’s executives for their individual and collective efforts and contributions to the Company, in a manner that fosters teamwork and leads to the long-term success of the Company, is in the best interests of its shareholders. The Company also believes that delivering a substantial portion of such rewards in the form of stock or stock options, aligns the interests of the Company’s executives with the interests of shareholders. The Company’s compensation program is designed to attract and retain talented employees by providing adequate incentives to achieve its business objectives, while not encouraging excessively risky behavior. The Compensation Committee periodically reviews the Company’s approach to executive compensation in light of general economic conditions of the semiconductor industry and the Company’s performance, and makes changes when appropriate.

Compensation Objectives

Consistent with the Company’s philosophy, the Company believes that executive compensation must be competitive with other comparable employers in order for qualified employees to be attracted to, and retained by, the Company, and that the Company’s compensation practices should provide incentives for driving better business performance and increasing shareholder value. Accordingly, the four primary objectives of the Company’s compensation program, as administered by the Compensation Committee are:

●	to provide competitive compensation to attract and retain talented employees;

●	to advance the goals of the Company by aligning executives’ interests with shareholder interests;

●	to minimize risks associated with compensation; and

●	to balance the incentives associated with the program in a way that provides incentives for executives to assess and manage risks associated with the Company’s business appropriately, in the context of the Company’s business strategy.

Elements of Compensation

The Compensation Committee uses three primary components to achieve the Company’s primary objectives: base salary, annual cash incentives and stock-based awards. The Company minimizes its perquisites available to its employees as a whole, including its executives.

The Compensation Committee believes that the three primary components of the Company’s compensation result in a compensation program that is competitive and aligns the Named Executive Officers’ interests with shareholder value creation.

Base salaries provide each executive with a fixed, minimum level of cash compensation. The Company believes that it is important for retention, stability and continuity of leadership, that base salaries be competitive with the Company’s peers. Base salaries may be increased or decreased depending upon changes in duties or economic conditions. The base salary of the highest paid executive of the Company, its Chief Executive Officer, was approximately 57% of his total compensation in 2014.

Annual cash incentives are used to promote the achievement of specific short-term goals of the Company that correspond to certain goals of the Company set on an annual basis and the underlying metrics relating thereto. Approximately 8% of the Named Executive Officers’ compensation in 2014 consisted of annual cash incentives.

Stock-based awards are the Company’s preferred approach to both align the interests of shareholders with the executives, as well as enhance the Company’s retention goals. By virtue of the stock-based awards, the Named Executive Officers are shareholders themselves and participate in the gains in value of the Company’s stock. Over 25% of the Named Executive Officers’ compensation in 2014 consisted of stock-based compensation.

Total Direct Compensation	Total Compensation All Other Named
Chief Executive Officer	Executive Officers

Determination of Total Compensation

When determining total compensation, the Compensation Committee assesses five primary factors:

●	the overall performance of the Company;

●	the Named Executive Officer’s role in that performance;

●	the compensation previously received by the Named Executive Officer;

●	the compensation of similarly situated executive officers working for peer group companies; and

●	shareholder feedback.

When linking the Company’s performance and the total compensation of the Named Executive Officers, the Compensation Committee uses both the objective metrics provided for under the 2011 EICP as well as its subjective assessment of the performance of the Company.

When the Compensation Committee evaluates the role of each Named Executive Officer in the performance of the Company, it considers both the recommendation and evaluation of such Named Executive Officer by the Chief Executive Officer (the Chief Executive Officer does not evaluate his own performance) and the Compensation Committee’s assessment of each Named Executive Officer’s leadership qualities, paying particular attention to the scope of his or her duties and the collaboration of such Named Executive Officer with other team members.

In establishing compensation levels for the Company’s Named Executive Officers, identified in the Summary Compensation Table, the Compensation Committee considers compensation at eight publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Entegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., and Veeco Instruments, Inc. Information regarding these companies and their compensation practices is drawn from their proxy statements. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however it is also important to the Compensation Committee that compensation reflect individual performance and that may warrant compensation up to 20% above or below the median.

In addition, while establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent shareholder advisory vote on compensation to consider the implications of such advisory vote for the compensation policies and determine whether changes are appropriate. At the 2014 Annual Shareholders Meeting, 94% of the votes cast with respect to the advisory vote on executive compensation voted to approve the executive compensation paid in fiscal 2013. In light of this vote, as well as the Compensation Committee’s review of the compensation arrangements discussed above, general market pay practices for its executives and its assessments of individual and corporate performance, the Compensation Committee determined that no significant change in its compensation policies would be made. The Compensation Committee will consider the results from this year’s and future shareholder advisory votes regarding future executive compensation decisions.

The Compensation Committee does not use tally sheets.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and comparisons to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, skills, abilities, level of responsibility and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to maintain costs in light of business conditions and the challenging economic times. Any recommendations for salary changes to any Named Executive Officers (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

Dr. Progler’s salary was increased in the beginning of fiscal 2014 from $300,000 to $330,000 as a result of the strategic initiatives he implemented in 2013 and to make Dr. Progler’s salary competitive with other similarly situated technology officers. Ms. Burr’s salary was increased in the beginning of fiscal 2014 from $220,000 to $250,000 as a result of additional duties she assumed as General Counsel for the Company and also to make Ms. Burr’s salary competitive with other, similarly situated general counsels.

In fiscal 2015 all Named Executive Officers received a 2% salary increase as part of a Company-wide salary increase.

Annual Incentives

Participation in the 2011 EICP is limited to key employees of the Company as designated by the Compensation Committee. The 2011 EICP is administered by the Compensation Committee, which has full power and authority to determine which key employees of the Company receive awards under the 2011 EICP, set performance goals and bonus targets for each fiscal year, interpret and construe the terms of the 2011 EICP and to make all determinations it deems necessary in the administration of the 2011 EICP, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets. The 2011 EICP sets out quantitative and qualitative categories of business criteria upon which performance goals are based. The business criteria measures within each category may be assigned different weightings based upon their relative degree of importance as determined by the Compensation Committee.

In the quantitative category, one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock, (v) net cash flows provided by operating activities, (vi) net increase in working capital, (vii) return on invested capital, (viii) return on equity and/or (ix) debt reduction. In the qualitative category, the business criteria relate to objective individual performance, taking into account individual goals and objectives. The performance goals with respect to each category of business criteria are established by the Compensation Committee within ninety days of the commencement of each fiscal year. Annual bonus targets are either expressed as a percentage of current salary or a fixed monetary amount with respect to each performance goal. At the end of each fiscal year for which a bonus may be earned, the Compensation Committee determines each participant’s level of achievement of the established performance goals. Consistent with the relevant provisions of the Dodd-Frank Act, the Company will “clawback”, or retroactively adjust if the relevant performance measures that awards are based upon are later restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Compensation Committee may amend or terminate the 2011 EICP at any time provided that no amendment will be effective prior to approval of the Company’s shareholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the 2011 EICP under Section 162(m) of the Internal Revenue Service Code or otherwise required by law.

The Compensation Committee met in January of 2014 and established 4 metrics for fiscal 2014 that were to be used under the 2011 EICP.

Metric	Target	Actual Performance
EBITDA (excluding the Taiwan Joint Venture)	$139MM based on full year performance	Not met
Operating Margin	5%	Achieved
Achieve High End Qualification Plan	Competitively Sensitive	Mostly Achieved
Successfully close and fully integrate
Taiwan Joint Venture	Strategic Milestones	Achieved

The metrics for fiscal 2014 were EBITDA of $139 million based on full year performance excluding the Taiwan Joint Venture (minimum EBITDA as defined in our credit agreement, is GAAP net income plus interest expense, income tax expense, depreciation and amortization, plus (less) special items as defined), operating margin percentage of 5% based on full year performance (operating margin is operating income, excluding one-time items divided by sales) achievement of high end qualifications and successfully close and fully integrate the Taiwan Joint Venture. Each of the four metrics was given equal weight and personal performance of each Named Executive was also given the same weight as each individual metric. The maximum payout upon certification of attainment of targets for 2014 for the Named Executive Officers (with the exception of the CEO) was 35% of the applicable Named Executive Officer’s base salary. The Chief Executive Officer’s maximum payout was 50%. The Compensation Committee also has the discretion to reduce the maximum amount payable to any Named Executive Officer in its sole discretion. In order for the Named Executive Officers to be eligible for a cash bonus for fiscal 2014, the Company was required to meet at least two of the metrics. In December of 2014, the Compensation Committee met and reviewed the metrics established in January and also reviewed the performance of the Company for fiscal 2014. The Compensation Committee determined that the Company achieved two out of the four metrics established for 2014 completely and mostly completed a third. The Company did not meet the EBITDA metric. Based on such achievement the Named Executive Officers were eligible for a cash incentive up to 35% of their respective base salaries (with the exception of the CEO who was eligible to receive 50%). However, the Compensation Committee considered that the EBITDA target was not met, the Company had to revise its financial guidance for the first quarter of 2014, there was a delay in memory ramp and a slow down in 28nm that was not expected and that while the Company’s stock increased year over year it increased less than market benchmarks. Therefore, the Compensation Committee decided to award the following bonus to each of the Named Executive Officers under the 2011 EICP.

Ms. Richelle Burr	$20,000
Dr. SH Jeong	$35,000
Dr. Peter S. Kirlin	$45,000
Mr. Constantine Macricostas	$60,000
Dr. Christopher J. Progler	$33,000
Mr. Sean Smith	$25,000

During the third quarter of 2014, an additional cash bonus was also given to certain Named Executive Officers and other Company employees who contributed to the successful closing of the Taiwan Joint Venture. Dr. Progler and Ms. Burr received $30,000 each and Dr. Kirlin and Mr. Smith received $20,000 each.

In January of 2015, the Compensation Committee met and established goals for 2015 under the 2011 EICP. The goals established for 2015 were: EBITDA, net income, penetrate 14nm logic market with a leadership position at certain defined customers, and accelerate the Company’s business in a certain region of the world.

Long Term Equity Incentives

The Company’s long term incentive program uses restricted stock and stock options. The plans allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as other employees of the Company.

The Compensation Committee believes that the grant of stock options and restricted stock awards provides a strong link between executive compensation and shareholder return, aligning the long term interests of its executives with those of the Company’s shareholders and thereby promoting strategic planning while minimizing excessive risk.

In March of 2007, the Company adopted a Long Term Equity Incentive Plan (“LTEIP”). In April of 2010 as well as 2013, the LTEIP was amended to increase the number of shares available for issuance under the plan and to increase the amount of restricted stock allowed to be issued thereunder. The LTEIP permits the grant of stock options, restricted stock, stock appreciation rights, performance shares and performance units as well as restricted stock units and other equity-based awards. The granting of equity awards under the LTEIP is generally decided every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and the potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion, generally using a sliding scale approach and also considers previous stock award grants in order to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year, when a Named Executive Officer has large realizable gains from stock award grants in previous years. The Company generally provides restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP.

The annual option granting process generally begins with the Compensation Committee providing direction to the Chief Executive Officer as to the total number of shares available for grant for the year. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for review and approval. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers contributions to the Company’s future success, the level of incentive compensation previously received as well as the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant stock options or restricted stock awards. The Compensation Committee reserves the right to consider any factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each stock option and/or restricted stock award. Option awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. The options expire ten years after the grant date, unless the employee separates earlier from the Company, at which point the vested options expire 30 days after separation. The exercise price is equal to the closing price of our common stock on the date of grant.

Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Any shares not fully vested on the date the employee separates from the Company are forfeited.

The Chief Executive Officer’s grant is determined by the Compensation Committee at its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded, the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation and the market price of the Company’s common stock on the date of grant.

When determining the long term incentive grants in December of 2014, the Compensation Committee considered the overall performance of the Company in 2014 and also considered that the Company successfully completed the closing of the PDMC joint venture, the Company ended the year with net cash of $51 million up $29 million from year end fiscal 2013, revenues increased 8% to $455.5 million with high-end integrated circuit revenues up 30% to $104 million. Flat panel display revenues were up slightly to $103 million. Mainstream revenues for integrated circuit and flat panel display were both up year-over-year. However, the Compensation Committee considered that the Company had to revise its financial guidance for the first quarter of 2014, there was a delay in memory ramp and a slow down in 28nm that was not expected and that while the Company’s stock increased year over year it increased less than market benchmarks.

Based on the determination of the Compensation Committee, the Named Executive Officers received the following grants in December 2014:

	Stock Options	Restricted Stock
Ms. Richelle Burr	25,000	4,167
Dr. SH Jeong	30,000	5,000
Dr. Peter Kirlin	45,000	7,500
Mr. Constantine Macricostas	60,000	10,000
Dr. Christopher J. Progler	33,000	5,500
Mr. Sean Smith	37,500	6,250

The stock options were granted with an exercise price of $8.23 and will expire on December 19, 2024. The shares of restricted stock will vest in four equal increments over the next four years. The awards although granted in fiscal 2015 were granted for fiscal 2014 performance as well as incentive to retain the Named Executive Officers.

The Compensation Committee is considering adopting stock ownership guidelines for the Named Executive Officers that would become effective in fiscal 2015.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. With the exception of the benefits described below for Dr. Jeong, the benefits program enjoyed by the Company’s Named Executive Officers is the same as that offered to all other domestic employees.

The Company does not have a defined benefit pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Savings Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustee for the Plan. All employees are eligible to participate in the Plan, except for nonresident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal year 2014, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan.

Dr. Jeong is entitled to participate in the PKL employee benefit plans and arrangements as may be established from time to time in Korea (which may include, without limitation, medical plan, dental plan, disability plan, basic life insurance and business travel accident insurance plan, as well as the Company’s bonus plan(s), and stock award plans or any successor plans thereto). The Company and PKL have the right to terminate or change any such plans or programs at any time. Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of his employee agreement). The sum of $108,000 shall be fixed and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive during the term of his agreement.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers except for Mr. Macricostas. Each agreement covers title, duties and responsibilities and stipulates compensation terms. Each employment agreement also sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption “Certain Agreements.” The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these agreements are a competitive requirement to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was advisable and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement. Mr. Macricostas does not have an employment agreement but does have a consulting agreement with the Company. However, the consulting agreement has been suspended for the period of time that Mr. Macricostas is an employee of the Company. Mr. Macricostas became an employee of the Company on November 10, 2008.

Perquisites

The Company does not believe in offering extensive perquisites to its executive officers. It does, however, offer use of a company car or a car allowance to employees in certain positions at the Company.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit due to the performance based exception. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to ensure the deductibility of such compensation under Section 162(m) or if it is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended November 2, 2014, to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 and (iv) one previous executive officer of the Company no longer acting as such that would have been among the three other most highly compensated executive officers, if he still acted in such capacity (Dr. Jeong) (such executives are collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

						All
Name and				Stock	Option	Other
Principal		Salary	Bonus	Awards	Awards	Compensation		Total
Position	Year	($)	($)	($)(1)	($)(2)	($)		($)
Richelle Burr	2014	250,000	50,000	36,920	111,125	12,554	(3)	460,599
Vice President,
General
Counsel and
Secretary
Soo Hong	2014	475,000	35,000	22,150	66,675	108,000	(4)	706,825
Jeong	2013	475,000	0	76,440	155,080	108,000	(4)	814,520
President and	2012	475,000	47,500	102,700	146,738	108,000	(4)	879,938
Chief Operating
Officer Asia
Peter S. Kirlin	2014	450,000	65,000	66,450	200,025	17,200	(5)	798,675
President	2013	332,000	32,000	60,060	127,941	17,100	(5)	569,101
	2012	320,000	32,000	63,200	90,300	17,000	(5)	522,500
Constantine S.	2014	600,000	60,000	88,600	266,700	46,430	(6)	1,061,730
Macricostas	2013	600,000	60,000	109,200	232,620	23,208	(6)	1,025,028
Chairman and	2012	600,000	60,000	355,500	507,938	2,617	(6)	1,526,055
Chief Executive
Officer
Christopher J.	2014	330,000	63,000	48,730	146,685	17,223	(7)	605,638
Progler	2013	300,000	30,000	54,600	116,310	17,254	(7)	518,164
Vice President,	2012	285,000	28,500	55,300	79,013	16,900	(7)	464,713
Chief
Technology
Officer,
Strategic
Planning
Sean T. Smith	2014	375,000	45,000	55,375	166,688	13,030	(8)	655,093
Senior Vice	2013	375,000	37,500	73,710	145,387	7,712	(8)	639,309
President,	2012	375,000	37,500	79,000	112,875	11,006	(8)	615,381
Chief Financial
Officer

(1)	The amounts shown in the “Stock Awards” column represents the closing price of the Company’s Common Stock on the date of grant multiplied by the number of shares awarded in accordance with ASC No. 718.

(2)	The amounts included in this column represent the grant date fair value of the options calculated in accordance with ASC No. 718. The assumptions used in determining the fair value of these options are set forth in Note 9 of the Company’s Annual Report on Form 10-K.

(3)	Represents car allowance and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(4)	Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of his employment agreement). The sum of $108,000 is fixed and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive. The Company provides Dr. Jeong with a company car and driver, as is customary in Korea.

(5)	Represents car allowance and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(6)	Represents allowance for personal use of a Company car and medical reimbursements.

(7)	Represents car allowance and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(8)	Represents allowance for personal use of a Company car and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

GRANT OF PLAN-BASED AWARDS TABLE

During the fiscal year ended November 2, 2014, the following plan-based awards were granted to the
Named Executive Officers

					Grant Date
			All Other		Fair
		Stock	Stock		Value of
		Awards	Awards:	Exercise	Stock and
		Shares of	Number of	Price of	Option
		Stock or	Shares of	Option Awards	Awards
Name	Grant Date	Units (#)(1)	Stock(1)	($)	$
Richelle Burr	12/13/2013	4,167	25,000	8.86	148,045
SH Jeong	12/13/2013	2,500	15,000	8.86	88,825
Peter S. Kirlin	12/13/2013	7,500	45,000	8.86	266,475
Constantine S. Macricostas	12/13/2013	10,000	60,000	8.86	355,300
Christopher J. Progler	12/13/2013	5,500	33,000	8.86	195,415
Sean T. Smith	12/13/2013	6,250	37,500	8.86	222,063

(1)	The number of shares of Common Stock underlying each option is equal to such number of options.

See the Compensation Discussion and Analysis for an explanation of the amount of salary and bonus in proportion to total compensation and a description of the material terms of plan based awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards					Stock Awards
								Market
						No. of		Value
						Shares		of
						or		Shares
						Units		or
		No. of	No. of			of		Units of
		Securities	Securities			Stock		Stock
		Underlying	Underlying			That		That
		Unexercised	Unexercised	Option		Have		Have
		Options	Options (1)	Exercise	Option	Not		Not
		(#)	(#)	Price	Expiration	Vested		Vested
	Grant Date	Exercisable	Un-exercisable	($)	Date	(#)		($)
Richelle Burr	1/17/2005	2,000	0	14.56	1/17/2015
	6/2/2006	1,500	0	17.02	6/02/2016
	11/10/2008	1,750	0	0.76	11/10/2018
	12/21/2009	31,813	0	4.42	12/21/2019
	12/10/2010					1,875	(2)	16,856
	12/10/2010	11,250	3,750	6.71	12/10/2020
	12/9/2011					3,750	(2)	33,713
	12/9/2011	7,500	7,500	6.32	12/9/2021
	12/7/2012	5,625	16,875	5.46	12/7/2022
	12/7/2012					6,000	(2)	53,940
	12/13/2013	0	25,000	8.86	12/13/2023
	12/13/2013					4,167	(2)	37,461

Soo Hong Jeong	1/17/2005	125,000	0	14.56	1/17/2015
	6/2/2006	90,000	0	17.02	6/02/2016
	11/10/2008	25,000	0	0.76	11/10/2018
	12/21/2009	65,000	0	4.42	12/21/2019
	12/10/2010					4,063	(3)	36,526
	12/10/2010	24,375	8,125	6.71	12/10/2020
	12/9/2011					8,125	(3)	73,044
	12/9/2011	16,250	16,250	6.32	12/9/2021
	12/7/2012	10,000	30,000	5.46	12/7/2022
	12/7/2012					10,500	(3)	94,395
	12/13/2013		15,000	8.86	12/13/2023
	12/13/2013					2,500		22,475

Peter S. Kirlin	8/29/2008	50,000	0	3.27	8/29/2018
	12/21/2009	35,000	0	4.42	12/21/2019
	12/10/2010					2,500	(2)	22,475
	12/10/2010	15,000	5,000	6.71	12/10/2020
	12/9/2011					5,000	(2)	44,950
	12/9/2011	10,000	10,000	6.32	12/9/2021
	12/7/2012	8,250	24,750	5.46	12/7/2022
	12/7/2012					8,250	(2)	74,168
	12/13/2013	0	45,000	8.86	12/13/2023
	12/13/2013					7,500	(2)	67,425

Constantine S.
Macricostas	1/17/2005	25,000	0	14.56	1/17/2015
	2/14/2005	5,000	0	16.65	2/14/2015
	12/21/2009	225,000	0	4.42	12/21/2019
	12/10/2010					14,063	(2)	126,426
	12/10/2010	84,375	28,125	6.71	12/10/2020
	12/9/2011					28,125	(2)	252,844
	12/9/2011	56,250	56,250	6.32	12/9/2021
	12/7/2012					15,000	(2)	134,850
	12/7/2012	15,000	45,000	5.46	12/7/2022
	12/13/2013	0	60,000	8.86	12/13/2023
	12/13/2013					10,000	(2)	89,900

Name	Option Awards					Stock Awards
							Market
						No. of	Value
						Shares	of
						or	Shares
						Units	or
		No. of	No. of			of	Units of
		Securities	Securities			Stock	Stock
		Underlying	Underlying			That	That
		Unexercised	Unexercised	Option		Have	Have
		Options	Options (1)	Exercise	Option	Not	Not
		(#)	(#)	Price	Expiration	Vested	Vested
	Grant Date	Exercisable	Un-exercisable	($)	Date	(#)	($)
Christopher J.
Progler	1/17/2005	35,000	0	14.56	1/17/2015
	6/2/2006	80,000	0	17.02	6/02/2016
	11/10/2008	35,000	0	0.76	11/10/2018
	12/21/2009	35,000	0	4.42	12/21/2019
	12/10/2010					2,188 (2)	19,670
	12/10/2010	13,125	4,375	6.71	12/10/2020
	12/9/2011					4,375 (2)	39,331
	12/9/2011	8,750	8,750	6.32	12/9/2021
	12/7/2012					7,500 (2)	67,425
	12/7/2012	7,500	22,500	5.46	12/7/2022
	12/13/2013	0	33,000	8.86	12/13/2023
	12/13/2013					5,500 (2)	49,445

Sean T. Smith	1/17/2005	75,000	0	14.56	1/17/2015
	6/2/2006	90,000	0	17.02	6/2/2016
	11/10/2008	16,250	0	0.76	11/10/2018
	12/21/2009	50,000	0	4.42	12/21/2019
	12/10/2010					3,125 (2)	28,094
	12/10/2010	18,750	6,250	6.71	12/10/2020
	12/9/2011					6,250 (2)	56,188
	12/9/2011	12,500	12,500	6.32	12/9/2021
	12/7/2012					10,125 (2)	91,024
	12/7/2012	9,375	28,125	5.46	12/7/2022
	12/13/2013	0	37,500	8.86	12/13/2023
	12/13/2013					6,250 (2)	56,188

(1)	The options vest 25% on each of the first 4 anniversaries of the date of the grant.

(2)	Represents restricted stock awards which vest 25% on each of the first 4 anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED NOVEMBER 2, 2014

	Option Awards		Stock Awards
	No. of
	Shares	Value	No. of
	Acquired	Realized	Shares	Value
	on	on	Acquired	Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Richelle Burr	10,626	84,819	5,750	47,525

Soo Hong Jeong	0	0	15,375	129,138

Peter S. Kirlin	12,500	101,464	7,750	64,050

Constantine S. Macricostas	0	0	33,125	274,438

Christopher J. Progler	0	0	10,625	89,812

Sean T. Smith	0	0	14,625	123,551

CERTAIN AGREEMENTS

Ms. Burr and the Company entered into a 3 year employment agreement dated May 21, 2010. The agreement provided for a base salary of $170,000. The Compensation Committee or the Board of Directors reviews Ms. Burr’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase her base salary. Ms. Burr’s current base salary is $255,000. Ms. Burr received a bonus of $50,000 for fiscal 2014. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Ms. Burr is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Ms. Burr is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause”, or Ms. Burr resigns for “good reason”. Ms. Burr will receive a payment equal to 100% of her base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of her base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Ms. Burr’s stock options or similar rights will become immediately vested. Ms. Burr has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

On January 1, 2011, the Company PK, Ltd. and Dr. Jeong entered into a 3 year employment agreement. The agreement is automatically extended for consecutive 1 year periods unless the Company gives Dr. Jeong at least thirty (30) days notice of its intent not to renew. The agreement provided for a base salary of $484,500. Dr. Jeong received a bonus of $35,000 for fiscal 2014. During the term of the agreement, and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. Dr. Jeong is entitled to participate in the PKL employee benefit plans and arrangements established from time to time in Korea (which may include, without limitation, medical, dental, disability plans, basic life insurance and business travel accident insurance plans, and the Company’s bonus plan(s), or stock award plans or any successor plans thereto). The Company and PKL have the right to terminate or change any such plans or programs at any time. Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of the agreement). The sum of $108,000 is fixed, and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive during the term of the agreement. During the term of the agreement, the Company provides Dr. Jeong with a company car and driver, as is customary in Korea. The Company also pays the annual membership fee on behalf of Dr. Jeong to two country clubs in Korea that Dr. Jeong has membership to and uses for business purposes, as is customary in Korea.

Dr. Kirlin and the Company entered into a 3 year employment agreement dated May 21, 2010. The agreement provided for a base salary of $280,000. The Compensation Committee or the Board of Directors reviews Dr. Kirlin’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase his base salary. Dr. Kirlin’s current base salary is $459,000. Dr. Kirlin’s salary was increased in September as a result of his promotion to President. Dr. Kirlin received a bonus of $65,000 for fiscal 2014. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Kirlin is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Kirlin is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause”, or Dr. Kirlin resigns for “good reason” Dr. Kirlin will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Kirlin’s stock options or similar rights will become immediately vested. Dr. Kirlin has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008, and became an employee of the Company on November 10, 2008. Mr. Macricostas became Chief Executive Officer and President on April 3, 2009. Mr. Macricostas receives a base salary of $612,000 as Chief Executive Officer. The consulting agreement between the Company and Mr. Macricostas is suspended for the period of time that Mr. Macricostas is an employee of the Company; however the term of the consulting agreement will be extended for the period of time that Mr. Macricostas is Chief Executive Officer and an employee of the Company. The Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $15,000 per year, and use of an automobile owned by the Company. In fiscal 2014, Mr. Macricostas received a bonus of $60,000 for fiscal 2014.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provided for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors reviews Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Dr. Progler’s current base salary is $336,600. Dr. Progler received a bonus of $63,000 for fiscal 2014. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason”. Dr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Progler’s stock options or similar rights will become immediately vested. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement provided for a base salary of $210,000. The Compensation Committee or the Board of Directors reviews Mr. Smith’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Mr. Smith’s current base salary is $382,500. Mr. Smith received a bonus of $45,000 for fiscal 2014. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason”. Mr. Smith will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

For purpose of all the forgoing, “good reason” means the relocation of the Company’s principal executive officer outside the United States without the employees consent or any reduction in his salary or health benefits without the employees consent.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	No. of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	No. of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity Compensation Plan	4,312,262	$7.56	3,781,026	(1)
Approved by Shareholders

Equity Compensation	0	0	0
Plans Not Approved by
shareholders

Total	4,312,262	$7.56	3,781,026

(1)	Represents 3,543,240 shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2007 Long Term Equity Incentive Plan (the “LTEIP”) and 237,786 shares available under the Company’s Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ms. Burr, Dr. Kirlin, Dr. Progler and Mr. Smith have employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements”.

Mr. Macricostas does not have an employment agreement with the Company and, therefore, is not contractually entitled to severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason. The table below was prepared as if the Named Executives’ employment was terminated as of November 2, 2014, the last business day of our 2014 fiscal year and, if applicable, a change in control occurred on that date. The table also utilizes the closing share price of Photronics Common Stock on November 2, 2014.

	Severance	Benefit
	Payment	Plans	Options	Restricted	Total
Name	($)(1)	($)(2)	($)(3)	Stock ($)(4)	($)
Richelle Burr
Termination without cause or	250,000	18,000			268,000
resignation for good reason.
Termination upon change of control	375,000	18,000	91,394	141,970	626,364

SH Jeong(5)
Termination without cause or	475,000				475,000
resignation for good reason.
Termination upon change of control	712,500	0	169,763	226,440	1,108,703

Sean T. Smith
Termination without cause or	375,000	18,000			393,000
resignation for good reason.
Termination upon change of control	562,000	18,000	151,781	231,493	963,274

Christopher J. Progler
Termination without cause or	330,000	18,000			348,000
resignation for good reason.
Termination upon change of control	495,000	18,000	117,053	175,871	805,924

Peter S. Kirlin
Termination without cause or	450,000	18,000			468,000
resignation for good reason.
Termination upon change of control	675,000	18,000	131,318	209,018	1,033,336

(1)	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2014.

(2)	Assumes a payment of $1,500 per month for COBRA premiums for 12 months.

(3)	The value of options assumes all outstanding option awards that are in the money and as of November 2, 2014, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason, has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying the amount of unvested options granted by the closing price on the date of grant and then deducting that number from the number of unvested options granted multiplied by the closing share price on November 2, 2014. The closing price on the date of grant was $6.71 for the award granted on December 10, 2010, $6.32 for the award granted on December 9, 2011, $5.46 for the award granted on December 7, 2012 and $8.86 for the award granted on December 13, 2013. The closing price on November 2, 2014 was $8.99.

(4)	The value of restricted stock assumes all unvested outstanding awards as of November 2, 2014, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested as of November 2, 2014, multiplied by $8.99, the applicable closing share price on November 2, 2014.

(5)	The amount set forth above does not include the severance payment of $108,000 multiplied by the number of years that Dr. Jeong was employed by PK, Ltd.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company each received an annual retainer of $40,000, in addition to a fee of $4,000 for each director’s meeting attended in fiscal 2014.

Grants of stock as part of the Directors’ annual compensation are generally made at the first Board meeting of the Company’s fiscal year. For fiscal 2014 each Director received a restricted stock award of 12,000 shares. The restrictions on the awards lapse quarterly over the one-year service period. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interest of our directors with our shareholder as they become shareholder themselves.

Directors who are also employees of the Company are not compensated for serving on the Board.

In fiscal 2014 the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $20,000. In fiscal 2014, the other member of the Audit Committee received an additional annual retainer of $15,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee received an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $20,000. In fiscal 2014, the Chairman of the Strategic Planning and Development Committee received an additional annual retainer of $15,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2014, the Chairman of the Nominating Committee received an additional annual retainer of $20,000 and the Vice Chairman received an additional annual retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors are paid an additional $2,500 per diem prorated fee for the time devoted to such matters.

At the meeting of the Board of Directors held in December 2014, the Compensation Committee recommended to the Board the compensation to be paid to the Board for fiscal 2015. The Board, after considering this recommendation, then established the annual compensation for the directors. When assessing the directors’ compensation, the Compensation Committee reviews the compensation of the directors of its peer group (the peer group is described above in the Compensation Discussion and Analysis), reviewing each element of director compensation including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amount is competitive and reasonable for the services provided by the directors. We provide higher annual retainers for service as the Chair(s) of the Audit and Compensation Committee. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interests of our directors with our shareholders as they become shareholders themselves. The annual retainer for Directors who are not employees for 2015 is $40,000 and a meeting fee of $4,000. Grants of stock as part of the Directors’ annual compensation are generally made at the first Board meeting of the Company’s fiscal year. For fiscal 2014 each Director received a restricted stock award of 12,000 shares. The restrictions on the awards lapse quarterly over the one-year service period.

In fiscal 2015, the Chairman of the Audit Committee will receive an additional annual retainer of $40,000 and the Vice Chairman will receive an additional annual retainer of $20,000. In fiscal 2015, the other member of the Audit Committee will receive an additional annual retainer of $15,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee will receive an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee will receive an additional annual retainer of $20,000. In fiscal 2015, the Chairman of the Strategic Planning and Development Committee will receive an additional annual retainer of $15,000 and the Vice Chairman both receive additional annual retainer of $10,000. In fiscal 2015, the Chairman of the Nominating Committee will receive an additional annual retainer of $20,000 and the Vice Chairman will receive an additional annual retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors earned an additional $2,500 per diem prorated fee for the time devoted to such matters.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Walter M. Fiederowicz	127,750	(2)	106,320	234,070

Joseph A. Fiorita	127,750	(3)	106,320	234,070

George Macricostas	74,000	(4)	106,320	180,320

Mitchell G. Tyson	102,750	(5)	106,320	209,070

Liang-Choo Hsia	89,000	(6)	106,320	195,320

1.	The amounts shown for each director represents 12,000 shares of stock granted on December 13, 2013 with a closing stock price of $8.86. The restricted stock vests quarterly over a year.

2.	Represents $40,000 as an annual retainer, $40,000 as Chairman of the Compensation Committee, $20,000 as Vice Chairman of the Audit Committee, $24,000 for meeting fees (6 meetings at $4,000 per meeting) and a per diem fee of $3,750 for Board trip to Asia.

3.	Represents $40,000 as an annual retainer, $40,000 as Chairman of the Audit Committee, $20,000 as Vice Chairman of the Compensation Committee, and $24,000 for meeting fees (6 meetings at $4,000 per meeting) and a per diem fee of $3,750 for a Board trip to Asia.

4.	Represents $40,000 as an annual retainer and $10,000 as a member of the Strategic Planning and Technology Development Committee and $24,000 for meeting fees (6 meetings at $4,000 per meeting).

5.	Represents $40,000 as an annual retainer and $15,000 as a member of the Audit Committee, $20,000 as Chairman of the Nominating Committee, and $24,000 for meeting fees (6 meetings at $4,000 per meeting) and a per diem fee of $3,750 for a Board trip to Asia.

6.	Represents $40,000 as an annual retainer, $15,000 as Chairman of the Strategic Planning and Technology Development Committee, $10,000 as Member of the Nominating Committee, and $24,000 for meeting fees (6 meetings at $4,000 per meeting).

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2014, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2014, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending November 1, 2015. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent registered public accountants for Photronics, Inc. and its subsidiaries for the fiscal year ending November 1, 2015.

PROPOSAL 3
TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 10. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2015 and beyond. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis, and its accompanying tables (including all footnotes).

The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2014, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests and discouraging excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract when considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’s length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. (“RagingWire”), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a member of the Board of Directors of RagingWire, and his son, George Macricostas is Chairman of the Board, Chief Executive Officer, President and a founder of RagingWire. The decision to pursue an outsourced solution to satisfy the Company’s network and communication needs was made by our management, and we obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2014 fiscal year, the Company incurred expenses of $1.2 million for services provided to the Company by RagingWire and had an outstanding balance of $0.1 million as of November 2, 2014. As of November 2, 2014, the Company had contracted with this service provider for various services through June 2015 at a cost of approximately $0.9 million.

Dr. Soo Hong Jeong, who also serves as the Chairman, Chief Executive Officer and President of the Company’s majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2014, the Company purchased $20.1 million of photomask blanks from S&S Tech of which $4.4 million was owed to S&S Tech at November 2, 2014.

SOLICITATION OF PROXIES AND COSTS THEREOF

We will bear the costs of solicitation of proxies. We have engaged The Proxy Advisory Group, LLC ® , to assist us with the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $10,000 in the aggregate. In addition to solicitations by mail, The Proxy Advisory Group, LLC and certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were timely.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended November 2, 2014, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders must be received by the Company no later than November 2, 2015 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. Proposals may be mailed to Photronics, Inc. to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

The graph below presents a five year comparison of the total cumulative return on the Company’s common stock in comparison to returns on the NASDAQ Composite indices. The comparison assumes an initial investment of $100 and the reinvestment of dividends. The graph and other information included under this section should not be deemed to be “soliciting material” or be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Comparison of Five-Year Cumulative Total Return
Based upon an initial investment of $100 on October 31, 2009 with dividends reinvested

March 2, 2015

PHOTRONICS, INC.
ATTN: RICHELLE BURR
15 SECOR ROAD
BROOKFIELD, CT 06804

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Directors
Nominees

01	Walter M. Fiederowicz	02	Joseph A. Fiorita, Jr.	03	Liang-Choo Hsia	04	Constantine Macricostas	05	George Macricostas
06	Mitchell G. Tyson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 1, 2015.	☐	☐	☐

3	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/10-K Report is/are available at www.proxyvote.com.

PHOTRONICS, INC.
Annual Meeting of Shareholders
March 26, 2015 9:00 AM

The undersigned hereby appoints Richelle E. Burr and Sean T. Smith, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2015 Annual Meeting of Shareholders of Photronics, Inc. to be held at 9:00 a.m. Eastern Time on March 26, 2015, at the Chrysler Boardroom at the Grand Hyatt New York, 109 E42nd Street, Park Avenue at Grand Central Terminal, New York, NY 10017, and any at adjournments or postponements thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side